Exhibit 12.1
IRWIN FINANCIAL CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
(In Thousands)	2008		2007		2006		2005		2004

Including Interest on Deposits

Earnings:
Earnings from continuing operations before income taxes	$(361,465)		$(29,183)		$56,271		$56,842		$80,216
Fixed charges from below	212,353		250,636		242,089		137,121		80,137

Earnings from continuing operations	$(149,112)		$221,453		$298,360		$193,963		$160,353

Fixed charges:
Interest expense	$212,353		$250,636		$242,089		$137,121		$80,137

Ratio of earnings to fixed charges	(0.70	)x	0.88	x	1.23	x	1.41	x	2.00	x

Excluding Interest on Deposits

Earnings:
Earnings from continuing operations before income taxes	$(361,465)		$(29,183)		$56,271		$56,842		$80,216
Fixed charges from below	109,841		113,276		109,868		53,260		35,650

Earnings from continuing operations	$(251,624)		$84,093		$166,139		$110,102		$115,866

Fixed charges:
Interest expense, excluding interest on deposits	$109,841		$113,276		$109,868		$53,260		$35,650

Ratio of earnings to fixed charges	(2.29	)x	0.74	x	1.51	x	2.07	x	3.25	x